UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2008

ACTIGA CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52323
(Commission File Number)

39-2059213
(IRS Employer Identification No.)

871 Marlborough Avenue, Suite 100, Riverside CA 92507
(Address of principal executive offices and Zip Code)

951-786-9474
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 1, 2008, Aptus Games Corporation., (“Aptus”), a wholly-owned subsidiary of Actiga Corporation, entered into a License Agreement (the “Agreement”) with CBS Interactive, Inc. (“CBSI”). Pursuant to the Agreement, the Company is granted a nonexclusive, nontransferable, royalty-bearing, nonsublicensable, limited license in the United States to: (a) use, reproduce and modify the Survivor Properties (all capitalized terms have the meanings as set forth in the License Agreement) for the purpose of developing, marketing, hosting and distributing the Survivor Game and Hardware Controls for the Survivor Game; (b) to brand the Survivor Game and the Hardware Controls with CBS Logos and display those CBS Logos in the Survivor Game; and (c) to use the CBS Logos for branding and marketing of the Survivor Game and the Hardware Controls. Development of the Survivor Game under the Agreement is to proceed based on development milestones set forth in Exhibit A of the Agreement. The license grant above requires the Company to obtain CBSI approval at each development milestone as well as to obtain CBSI approval for use of the CBS Logos. In exchange for the license, the Company and CBSI have agreed to share revenue generated from the Survivor Game as set forth in the License Agreement. The Company has also agreed to pay certain Minimum Guarantee Fees to CBSI. The term of the Agreement is two years from the day of execution.

Item 9.01.	Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

*10.1	CBSI/Aptus License Agreement

*	Confidential treatment is requested for certain portions of this exhibit pursuant to 17 C.F.R. Sections 200.8(b)(4) and 240.24b-2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 7, 2008

ACTIGA CORPORATION

By:	/s/ Amro Albanna
Name: Amro Albanna Title: CEO